Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF

MAO & COMPANY, CPAS, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 to be filed on or around August 31, 2009 of our report dated February 9, 2009 (except for the subsequent events as disclosed in notes 16, 1 and 2, and the corrections made as described above and in note 9, and related presentation in the financial statements, for which the date is July 8, 2009) with respect to the consolidated balance sheets of Tri-Tech Holding Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008. We also consent to the reference to our Firm under the captions “Experts” in the Prospectus.

MAO & COMPANY, CPAS, INC.

/s/ MAO & COMPANY, CPAS, INC.

Los Angeles, California

August 31, 2009